Exhibit 99.1

JCPENNEY ANNOUNCES SUCCESSFUL COMPLETION OF DEBT TENDER OFFER

PLANO, Texas, May 12, 2009 – J. C. Penney Company, Inc. (NYSE: JCP) announced today that it and its wholly owned subsidiary, J. C. Penney Corporation, Inc., have accepted for purchase $104,440,000 principal amount of outstanding 8 percent Notes due March 1, 2010 (CUSIP No. 708130AA7), which were validly tendered pursuant to the previously announced cash tender offer to purchase up to $200 million aggregate principal amount of the Notes.  The offer expired at 11:59 p.m., EDT, on May 11, 2009.  Pursuant to the full terms and conditions of the offer as set forth in the Offer to Purchase dated April 14, 2009, the Company has accepted for purchase all validly tendered Notes not validly withdrawn prior to the expiration date.

The aggregate consideration for the Notes accepted for purchase, plus accrued and unpaid interest, is $107,150,280 and is expected to be paid on May 13, 2009.  Holders of Notes validly tendered and not withdrawn on or before 5:00 p.m., EDT, on April 27, 2009, will receive $1,010 per $1,000 principal amount of Notes.  Holders of Notes validly tendered after 5:00 p.m., EDT on April 27, 2009 and prior to the expiration date will receive $980 per $1,000 principal amount of Notes.

By using cash on hand to repurchase and retire this debt early, the Company expects to reduce its interest expense for 2009 by approximately $4 million.  This amount is net of fees associated with this offer.

“The successful completion of our debt tender offer will reduce interest expense and further exemplifies JCPenney’s commitment to improving the Company’s capital structure,” stated Robert Cavanaugh, executive vice president and chief financial officer.  “We believe that the level of participation in the offer reflects the confidence that the investment community places on our financial strength and flexibility to support our long-range plan for industry growth and leadership.”

Barclays Capital Inc., Banc of America Securities LLC and J.P. Morgan Securities Inc. acted as dealer managers for the tender offer.  D.F. King & Co., Inc. acted as Information Agent and Depositary for the tender offer.

For further information:

Investor Relations
Phil Sanchez; (972) 431-5575; psanc3@jcpenney.com
Kristin Hays; (972) 431-1261; klhays@jcpenney.com

Media Relations
Darcie Brossart; (972) 431-3400
jcpcorpcomm@jcpenney.com

Corporate Website
www.jcpenney.net

About JCPenney

JCPenney is one of America's leading retailers, operating 1,101 department stores throughout the United States and Puerto Rico, as well as one of the largest apparel and home furnishing sites on the Internet, jcp.com, and the nation's largest general merchandise catalog business. Through these integrated channels, JCPenney offers a wide array of national, private and exclusive brands which reflect the Company's commitment to providing customers with style and quality at a smart price. Traded as "JCP" on the New York Stock Exchange, the Company posted revenue of $18.5 billion in 2008 and is executing its strategic plan to be the growth leader in the retail industry. Key to this strategy is JCPenney's "Every Day Matters" brand positioning, intended to generate deeper, more emotionally driven relationships with customers by fully engaging the Company's approximately 150,000 Associates to offer encouragement, provide ideas and inspire customers every time they shop with JCPenney.

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements, which reflect the Company's current views of future events and financial performance, involve known and unknown risks and uncertainties that may cause the Company's actual results to be materially different from planned or expected results. Those risks and uncertainties include, but are not limited to, general economic conditions, including inflation, recession, unemployment levels, consumer spending patterns, credit availability and debt levels, changes in store traffic trends, the cost of goods, trade restrictions, changes in tariff, freight, paper and postal rates, changes in the cost of fuel and other energy and transportation costs, increases in wage and benefit costs, competition and retail industry consolidations, interest rate fluctuations, dollar and other currency valuations, risks associated with war, an act of terrorism or pandemic, and a systems failure and/or security breach that results in the theft, transfer or unauthorized disclosure of customer, employee or Company information.  Please refer to the Company's most recent Form 10-K and subsequent filings for a further discussion of risks and uncertainties. Investors should take such risks into account when making investment decisions. We do not undertake to update these forward-looking statements as of any future date.

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